EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-137483 and 333-192412 on Form S-8 of our report dated June 26, 2015, relating to the financial statements and the supplemental schedule of the Best Buy Retirement Savings Plan, appearing in this Annual Report on Form 11-K of Best Buy Retirement Savings Plan for the year ended December 31, 2014.
Minneapolis, Minnesota
June 26, 2015